001

PAR VALUE $0.001

Incorporated in the State of Nevada on January 30, 2007
UTALK COMMUNICATIONS, INC.

Utalk Communications, Inc.

No. Shares

Common Stock

THIS CERTIFIES THAT ______________________________ is the owner of

______________________________ Shares of the Capital Stock of

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ____________ day of ____________ A.D. ______

______________________ President

______________________ Secretary

SHARES EACH